RESTATED ARTICLES OF INCORPORATION

OF

INTEGRITY MUTUAL FUNDS, INC.

ARTICLE ONE

NAME

The name of the corporation is Integrity Mutual Funds, Inc.

ARTICLE TWO

CAPITAL STRUCTURE

Authorized Shares

The total number of shares of all classes which the corporation has authority to issue is one billion one hundred million (1,100,000,000), one billion (1,000,000,000) shares of which shall be a single class of common shares, par value $0.0001 per share, and one hundred million (100,000,000) shares of which shall be preferred shares, par value $0.0001 per share.

Preferred Shares

1.             The preferred shares may be issued at any time and from time to time in one or more series or classes. The board of directors is hereby authorized to provide for the issuance of preferred shares in series or classes and by filing a certificate of designation pursuant to applicable provisions of the North Dakota Century Code (hereinafter referred to as a “Preferred Share Certificate of Designation”) to establish from time to time the number of shares to be included in each such series or class and to fix the designation, powers, preferences, and relative, participating, optional, or other rights of shares of each such series or class and the qualifications, limitations, and restrictions thereof, if any.

2.             The authority of the board of directors with respect to each series or class of preferred shares shall include, but not be limited to, determination of the following:

a.     The designation of the series or class, which may be by distinguishing number, letter, or title;

b.     The number of shares of the series or class, which number the board of directors may thereafter (except where otherwise provided in the applicable Preferred Share Certificate of Designation) increase or decrease (but not below the number of shares thereof then outstanding);

c.        Whether dividends, if any, shall be cumulative or noncumulative and the dividend rate of the series or class;

d.        Whether dividends, if any, shall be payable in cash, in kind, or otherwise;

e.     The dates on which dividends, if any, shall be payable;

f.      The redemption rights and price or prices, if any, for shares of the series or class;

g.     The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series or class;

h.     The amounts payable on shares of the series or class in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the corporation;

i.        Whether the shares of the series or class shall be convertible or exchangeable into shares of any other series or class or any other security of the corporation or any other corporation and, if so, the specification of such other series or class or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible or exchangeable, and all other terms and conditions upon which such conversion or exchange may be made;

j,        Restrictions on the issuance of shares of the same series or class or any other series or class; and

k.        Whether or not the holders of the shares of such series or class shall have voting rights in addition to the voting rights provided by law and, if so, the terms of such voting rights, which may provide, among other things and subject to the other provisions of these articles of incorporation, that each share of such series or class shall carry one vote or more or less than one vote per share, that the holders of such series or class shall be entitled to vote on certain matters as a separate class (which for such purpose may be composed solely of such series or class or of such series or class and one or more other series or classes of shares of the corporation), and that all the shares of such series or class entitled to vote on a particular matter shall be deemed to be voted on such matter in the manner that a specified portion of the voting powers of the shares of such series or class or separate class is voted on such matter.

3.                    The common shares shall be subject to the express terms of the preferred shares and any series or class thereof.

Designation of Series A Convertible Preferred Shares

1.             Name and Designation

The distinctive name and serial designation of this series of preferred shares is “Series A Convertible Preferred Shares” (the “Series A Preferred Shares”).

2.             Number of Shares

The Series A Preferred Shares shall consist of five million (5,000,000) shares. The number of shares constituting such series may, unless prohibited by the articles of incorporation or by applicable law of the State of North Dakota, be increased or decreased from time to time by a resolution or resolutions of the board of directors; provided that no decrease shall reduce the number of Series A Preferred Shares to a number less than the number of shares then outstanding plus the number of shares issuable upon the exercise of outstanding options, rights, or warrants, or upon the conversion of any outstanding securities issued by the corporation convertible into Series A Preferred Shares. Series A Preferred Shares repurchased or redeemed by the corporation or surrendered for conversion shall be canceled and shall revert to authorized but unissued shares of preferred shares, undesignated as to series, subject to reissuance by the corporation as shares of preferred shares of any one or more series other than the Series A Preferred Shares.

3.                Dividends

a.     The holders of the Series A Preferred Shares shall be entitled to receive out of any assets legally available therefor cumulative dividends at the rate of 6.0% per year (of the initial issue price of $.50 per share), based upon a 360-day year (twelve 30-day months), accrued monthly and payable quarterly on the fifteenth day of the second month following the end of each calendar quarter (quarters ending March 30, June 30, September 30, and December 31) of each year in preference and priority to any payment of any dividend on the common shares. Such dividends shall accrue on any given share from the day of original issuance of such share and shall accrue from month to month whether or not earned or declared. Dividends will be due and payable only if and when declared by the board of directors. if at any time dividends on the outstanding Series A Preferred Shares at the rate set forth above shall not have been paid or declared and set apart for the payment with respect to all preceding periods, the amount of the deficiency shall be fully paid or declared and set apart for payment, but without interest, before any distribution, whether by way of dividend or otherwise, shall be declared or paid upon or set apart for the common shares of the corporation.

b.     Any dividend payable on a dividend payment date shall be paid in cash and in United States dollars if the corporation has sufficient profitability and cash flow to pay a cash dividend or at the option of the board of directors may be paid in the form of Series A Preferred Shares at an issue price of $.50 per share.

c.        Nothing contained herein shall be deemed to establish or require any payment or other charges in excess of the maximum permitted by applicable law. In the event that any payment required to be to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the corporation, the holder, and thus refunded to the corporation.

4.                Liquidation Preference; Redemption

a.     In the event of any liquidation, dissolution, or winding up of the corporation, either voluntary or involuntary, the holders of the Series A Preferred Shares shall be entitled to receive, prior and in preference to any distribution of any assets of the corporation to the holders of the common shares, the amount of $.50 per share plus any and all accrued but unpaid dividends (the “Liquidation Preference”).

b.     A consolidation or merger of the corporation with or into any other corporation or corporations or a sale of all or substantially all of the assets of the corporation (other than a sale or transfer to a wholly-owned subsidiary of the corporation) shall not be deemed a liquidation, dissolution, or winding up within the mean of this Section 4.

c.     In the event of a change in control of the corporation, the corporation shall have the right to redeem any or all of the shares of Series A Preferred Shares after a sixty-day notice upon payment in cash of the Liquidation Preference to the holders thereof. Holders of the Series A Preferred Shares shall have the right to convert the Series A Preferred Shares to common shares at the rate of one share of common shares for each share of Series A Preferred Shares during the sixty-day period.

d.     For the purposes hereof, a “Change of Control Transaction” means the occurrence of any of:

(i)    a replacement of more than one-half of the members of the corporation’s board of directors which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), (ii) the merger of the corporation with or into another entity that is not wholly-owned by the corporation, consolidation, or sale of all or substantially all of the assets of the corporation in one or a series of related transactions, or (iii) the execution by the corporation of an agreement to which the corporation is a party or by which it is bound, providing for any of the events set forth above in (i) or (ii).

e.     At any time after five years from issuance, the corporation shall have the right to redeem any or all of the shares of Series A Preferred Shares after a sixty-day notice upon payment in cash of the Liquidation Preference to the holders thereof. Holders of the Series A Preferred Shares shall have the right to convert the Series A Preferred Shares to common shares at the rate of one share of common shares for each share of Series A Preferred Shares during the sixty-day period.

5.                Conversion to Common Shares

a.        Series A Preferred Shares shall be convertible into the corporation’s $0.000l par value common shares at the rate of one share of $0.0001 par value common shares for each share of Series A Preferred Shares at any time after issuance at the option of the holder.

b.     The corporation has the option to require the holders of all or any part of the Series A Preferred Shares to convert to the corporation’s $0.0001 par value common shares at the rate of one share of $0.0001 par value common shares for each share of Series A Preferred Shares at any time after one year from issuance, provided that the closing bid price of the corporation’s $0.000l par value common shares shall have been $1.00 or greater for the sixty days prior to the corporation’s exercising of its option to require conversion of the Series A Preferred Shares to the corporation’s $0.0001 par value common shares.

6.             Voting Rights

In the event, and only in the event, that a declared dividend is in arrears for more than sixty days from the date of scheduled payment, the Series A Preferred Shares shall have the right to vote together with the holders of the corporation’s common shares on a one vote per share basis (and not as a separate class) on all matters presented to the holders of the common shares.

7.                Attorney’s Fees

Any holder of Series A Preferred Shares shall be entitled to recover from the corporation the reasonable attorney’s fees and expenses incurred by such holder in connection with enforcement by such holder of any obligation of the corporation hereunder.

8.                Additional Restrictions

For as long as any shares of the Series A Preferred Shares are outstanding, the corporation will not amend the terms of the Series A Preferred Shares without the consent of the holders of the Series A Preferred Shares.

9.                Reacquired Shares

Any Series A Preferred Shares purchased or otherwise acquired by the corporation in any manner whatsoever shall constitute authorized but unissued preferred shares and may be reissued as part of a new series of the preferred shares by resolution or resolutions of the board of directors, subject to the conditions and restrictions on issuance set forth herein, in the articles of incorporation, or in any other certificate of designation, preferences, and rights creating a series of preferred shares or as otherwise required by law.

10.                Consolidation, Merger, Exchange, Etc.

In case the corporation shall enter into any consolidation, merger, combination, statutory share exchange, or other transaction in which the common shares are exchanged for or changed into other shares or securities, money, and/or any other property, then in any such case the Series A Preferred Shares shall at the same time be similarly exchanged or changed into an amount per share (subject to the provision for adjustment hereinafter set forth) equal to one times the aggregate amount of shares, securities, money and/or any other property (payable in kind), as the case may be, into which or for which each share of common shares is changed or exchanged. In the event the corporation shall at any time after the consummation of the transactions contemplated by the transaction agreement declare or pay any dividend on common shares payable in common shares or effect a subdivision or combination or consolidation of the outstanding common shares (by reclassification or otherwise) into a greater or lesser number of shares of common shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of Series A Preferred Shares shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of common shares outstanding immediately alter such event, and the denominator of which is the number of shares of common shares that were outstanding immediately prior to such event.

11.           Rank

The Series A Preferred Shares shall rank junior in terms of dividend and liquidation, dissolution, and winding up rights to all other series of the corporation’s preferred shares hereafter issued that specifically provide that they shall rank senior to the Series A Preferred Shares.

12.                Fractional Shares

Series A Preferred Shares may be issued in fractions of a share that shall entitle the holder, in proportion to such holder’s fractional shares, to receive dividends, participate in distributions, and to have the benefit of all other rights of holders of Series A Preferred Shares.

13.           No Adverse Actions

The corporation shall not in any manner, whether by amendment of the certificate of incorporation (including, without limitation, any Certificate of Designation), merger, reorganization, recapitalization, consolidation, sale of assets, sale of shares, tender offer, dissolution, or otherwise take any action or permit any action to be taken solely or primarily for the purpose of increasing the value of any class of shares of the corporation if the effect of such action is to reduce the value or security of the Series A Preferred shares.

ARTICLE THREE

PREEMPTIVE RIGHTS

Unless otherwise determined by the board of directors, no shareholder shall be entitled, as a matter of right, to purchase, subscribe for, or receive any right or rights to subscribe for any shares of any class that the corporation may issue or sell, whether or not exchangeable for any shares of the corporation of any class or classes, and whether or not of unissued shares authorized by the articles of incorporation as restated or by any amendment of the articles or out of shares of the corporation acquired by it after the issuance of the shares, and whether issued for cash, promissory notes, services, personal or real property, or other securities of the corporation, nor shall any holder of shares of the corporation be entitled to any right of subscription to any of such shares. Further, unless otherwise determined by the board of directors, no holder of any shares of the corporation is entitled, as a matter of right, to purchase or subscribe for any obligation which the corporation may issue or sell that shall be convertible into or exchangeable for any shares of the corporation of any class or classes or to which shall be attached or appurtenant any warrant or warrants or other instrument or instruments which confer on the holder or holders of the obligation the right to subscribe for or purchase from the corporation any shares of any class or classes.

ARTICLE FOUR

REGISTERED OFFICE; REGISTERED AGENT

The address of the registered office of the corporation is I Main Street North, Minot, North Dakota 58703, and the name of its registered agent at that address is Robert E. Walstad.

ARTICLE FIVE

RESTATED ARTICLES OF INCORPORATION

1.             The shareholders adopted the restated articles at a meeting held on May 28, 2004.

2.             The restated articles supersede the original articles and all amendments to them.

3.             The restated articles have been adopted pursuant to Chapter 10-19.1 of the North Dakota Century Code.

Dated this 1 day of June, 2004.

INTEGRITY MUTUAL FUNDS, INC.

By /s/Robert E Walstad

Robert E. Walstad

Chairman of the Board of Directors

and Chief Executive Officer